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EXHIBIT 10.2

AMERILINK CORPORATION


     Executive Employment Agreement


     This Executive Employment Agreement ("Agreement") is made in Columbus, Ohio effective as of ______________, 1994, by and between AMERILINK CORPORATION, an Ohio corporation (the "Company"), and LARRY R. LINHART, an individual residing in Columbus, Ohio (the "Executive"), who hereby agree as hereinafter provided.

     Section 1. Definitions. As used herein, the following terms shall have the meanings set forth below.

     "Aggregate Operating Income" shall have the meaning set forth in Section 5(b).

     "Agreement" shall have the meaning set forth in the introductory paragraph hereof.

     "Base Compensation" shall have the meaning set forth in Section 5(a).

     "Board of Directors" means the incumbent directors of the Company as of the point in time reference thereto is made in this Agreement.

     "Cause" shall have the meaning set forth in Section 11(b).

     "COLA Adjustment" means a cost of living adjustment, which shall correspond to the percent rise in prices for the preceding year as measured by the Consumer Price Index for all Urban Consumers (CPI-UC), All City Average, All Items (base year 1982-1984 = 100) published by the United States Department of Labor, Bureau of Labor Statistics (the "Index"). The COLA Adjustment shall be determined by multiplying the amount or figure to be adjusted by a fraction, the numerator of which is the Index published for the month in which occurs the date of adjustment and the denominator of which is the Index published for the same month of the preceding year.

     "Company" shall have the meaning set forth in the introductory paragraph of this Agreement, and shall include Subsidiaries where appropriate.

     "Competitive Business" shall have the meaning set forth in Section 10(a).

     "Confidential Information" shall have the meaning set forth in Section
     10(c).

     "Covered Options" shall have the meaning set forth in Section 7.

     "Disability" of the Executive means that, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties on a full-time basis for six consecutive months, or for an aggregate of nine months in any consecutive 12-month period, and a physician selected by the Executive is of the opinion that (a) he is suffering from "total disability" as defined in the Company's disability insurance program or policy and (b) he will qualify for Social Security Disability Payments and (c) within 30 days after written notice thereof is given by the Company to the Executive (which notice may be given at any time after the end of such six or 12-month periods) the Executive shall not have returned to the performance of his duties on a full-time basis. (If the Executive is prevented from performing his duties because of Disability, upon request by the Company the Executive shall submit to an examination by a physician selected by the Company, at the Company's expense, and the Executive shall also authorize his personal physician to disclose to the selected physician all of the Executive's medical records.)


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     "Employment Commencement Date" means the date on which the IPO is consummated.

     "Employment Period" means that period commencing on the Employment Commencement Date and ending on the Employment Termination Date.

     "Employment Termination Date" means the date the Employment Period terminates as provided in Section 11.

     "Executive" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "Fiscal Year" means the fiscal year of the Company.

     "Incentive Bonus Compensation" shall have the meaning set forth in Section 5(b).

     "Insured Stock Options Value" shall have the meaning set forth in Section
     7.

     "IPO" means the initial public offering of common shares of the Company.

     "Net Income" shall mean the net income of the Company for any Fiscal Year as reflected in its annual financial statements prepared in accordance with generally accepted accounting principles and audited by Ernst & Young or such other accounting firm of national reputation as may be selected by the Company from time to time.

     "Notice of Termination" shall have the meaning set forth in Section
     11(a)(1).

     "Qualifying Excess Income" shall have the meaning set forth in Section
     5(b).

     "Required Life Insurance Coverage Amount" shall have the meaning set forth in Section 7.

     "Restricted Period" shall have the meaning set forth in Section 10(a).

     "Scheduled Employment Termination Date" means the later of (a) the day immediately preceding the fifth anniversary of the Employment Commencement Date or (b) such date as is specified by either the Company or the Executive in a Notice of Termination delivered for the purpose of fixing the Scheduled Employment Termination Date, provided the date so specified shall be at least three (3) years after the date such Notice of Termination is so delivered.

     "Shareholders" shall have the meaning provided in the Shareholders Agreement dated as of the date hereof among the Company, Larry R. Linhart,
     E. Len Gibson and Robert L. Powelson.

     "Subsidiaries" means wholly owned subsidiaries of the Company.

     Section 2. Employment and Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment by the Company, for the purposes and upon the terms and conditions contained in this Agreement. The term of such employment shall be for the Employment Period.

     Section 3. Employment Capacity and Duties. The Executive shall be employed throughout the Employment Period as the Chairman of the Board of Directors, President and Chief Executive Officer of the Company. The Executive shall have the duties and responsibilities incumbent with the positions of Chairman of the Board of Directors, President and Chief Executive Officer of the Company. Accordingly, and not by way of limitation, as Chairman of the Board of Directors, President and Chief Executive Officer of the Company, the Executive shall preside over all meetings of the shareholders of the Company and of the Board of Directors, superintend and manage the business of the Company and coordinate and supervise the work of its other officers and employ, direct, fix the compensation of, discipline and discharge its personnel, employ agents, professional advisors and consultants and perform all functions of a general manager of the


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     Company's business. The Company agrees that it will not, without the
     Executive's written consent, relocate its principal executive offices to a location outside Columbus, Ohio or require the Executive to be based anywhere other than the Company's principal executive offices, except for required travel on the Company's business to an extent substantially consistent with present travel obligations.

     Section 4. Executive Performance Covenants. The Executive accepts the employment described in Section 3 and agrees to devote his full working time and efforts (except for absences due to illness and appropriate vacations) to the business and affairs of the Company and the performance of the aforesaid duties and responsibilities. However, nothing in this Agreement shall preclude the Executive from devoting a reasonable amount of his time and efforts to civic, community, charitable, professional and trade association affairs and matters. Section 5. Compensation. The Company shall pay to the Executive, for his services hereunder, the compensation hereinafter provided in this Section 5. Such compensation shall be paid to the Executive at the times and in the manner as provided below.

         (a) Base Compensation. The Executive shall be paid "Base Compensation" for each Fiscal Year at an annual rate of $342,500 in 26 bi-weekly equal installments. The Base Compensation (i) may be increased (but may not be decreased) at any time or from time to time by action of the Board of Directors or any committee thereof, and (ii) shall be increased by the COLA Adjustment annually as of the beginning of each Fiscal Year, commencing with the Fiscal Year beginning in 1995. The Base Compensation shall be pro-rated for any Fiscal Year hereunder which is less than a full Fiscal Year.

         (b) Incentive Bonus Compensation. The Executive shall be paid "Incentive Bonus Compensation" for each Fiscal Year in an amount equal to 5% of the Qualifying Excess Income (as hereinafter defined), if any, for such Fiscal Year. The first $50,000 of any Incentive Bonus Compensation otherwise earned (the "Current Portion") for any Fiscal Year shall be payable to the Executive by the Company within 10 days after the issuance of the Company's audited financial statements for the Fiscal Year involved. The amount of any Incentive Bonus Compensation in excess of $50,000 for any Fiscal Year (the "Deferred Portion") shall be deferred and (except as provided in Section 11) shall be payable to the Executive only (i) if and when the Aggregate Operating Income (as hereinafter defined) of the Company is at least $2,118,000 (adjusted by the COLA Adjustment annually as of the beginning of each Fiscal Year commencing with the Fiscal Year which begins in 1995) in the succeeding Fiscal Year, or (ii) if, prior to the end of the third succeeding Fiscal Year, the Executive's employment by the Company is terminated for any reason other than termination by the Company under
     Section 11(b) or termination by the Executive other than under Section 11(e)(1)(A). As used herein, "Qualifying Excess Income" for any Fiscal Year shall mean the amount, if any, by which the Aggregate Operating Income for the Fiscal Year, up to a maximum Aggregate Operating Income amount of $3,706,500, exceeds $1,588,500 (with both numbers being adjusted annually by the COLA Adjustment as of the beginning of each Fiscal Year commencing with the Fiscal Year which begins in 1995). The "Aggregate Operating Income" for any Fiscal Year shall be equal to the Net Income of the Company for the Fiscal Year, calculated before taking into account (i) deductions for any item of compensation, fees or bonuses paid or payable by the Company or any of the Subsidiaries to any of the Shareholders, whether as officer, director, consultant, agent, contractor or otherwise, (ii) deductions for non-cash compensation expense associated with the exercise of stock options or the granting of other rights or interests in securities of the Company, so-called phantom stock interests and similar incentive compensation arrangements, by any or all executive officers of the Company (including, but not limited to, Mr. Linhart), (iii) deductions for interest expense and any taxes on income and (iv) any other items properly reportable on the audited financial statements of the Company below the "income from operations" line, such as interest income and expense and other types of investment income, loss or expense (provided, however, that gain or loss from the sale or other disposition of depreciable assets used by the Company in the ordinary course of its trade or business shall be taken into account).

     Section 6. Reimbursement of Expenses. The Company shall reimburse the Executive for his reasonable expenses incurred in providing services to the Company, including expenses for travel, entertainment and similar items, in accordance with the Company's reimbursement policies as determined from time to time by the Board of Directors. The Company shall also reimburse the Executive for his reasonable expenses incurred for continuing legal education and other reasonable expenses of maintaining his membership in good standing in the Ohio Bar. If there is a dispute as to the eligibility of an



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     expense for reimbursement in accordance with the Company's reimbursement policies, then such expense shall be determined to be reimbursable if approved by a majority of the Board of Directors.

     Section 7. Employee Benefits, Vacations. During the Employment Period, the Executive shall receive the benefits and enjoy the perquisites described below:

         (a) Benefit Plans. The Company shall continue in effect any perquisite, benefit or compensation plan (in addition to the compensation provided for in Section 5) including its profit sharing plan and 401(k) plan, medical insurance plan, life insurance plan, health and accident plan and disability plan in which the Executive is currently participating, or to maintain plans providing substantially similar benefits (collectively referred to as the "Benefit Plans"); provided, however, that the Company may make modifications in the Benefit Plans so long as such modifications
     (i) are generally applicable to all salaried employees of the Company and
     (ii) do not discriminate against the Executive or other highly-compensated employees of the Company.

         (b) Vacations. The Executive shall be entitled in each Fiscal Year to a vacation of four weeks (20 working days), during which time his compensation shall be paid in full, and such holidays and other nonworking days as are consistent with the policies of the Company for executives generally.


     Section 8. Stock Options.

         (a) 1987 and 1991 Options. The Company shall provide to the Executive, pursuant to the Stock Options Addendum attached hereto, stock options (the "1987 and 1991 Stock Options") to acquire common shares of the Company ("Common Shares").

         (b) Participation in 1994 Stock Incentive Plan. Executive shall be granted the right to purchase 50,000 Common Shares at 125% of the public offering price for such Common Shares in the IPO, subject to vesting 20% per year over 5 years, the options to expire 10 years after the date of grant. The options shall be granted under and shall be subject to the terms and conditions of the Company's 1994 Stock Incentive Plan and the provisions of such Plan shall control in the event of the termination of Executive's employment.

         (c) Registration of Option Shares on Form S-8. The Company shall as soon as reasonably practicable following the closing of the IPO file a registration statement on Form S-8 with the Securities and Exchange Commission for the purpose of registering the Common Shares underlying the 1987 and 1991 Options and the 1994 Stock Incentive Plan.

     Section 9. Company Life Insurance; Medical Examinations. At any time during the Employment Period, the Company may, in its discretion, apply for and procure as owner and for its own benefit, insurance on the life of the Executive, in such amounts and in such form or forms as the Company may determine. The Executive shall have no right to any interest in any such policy or policies, but he shall, at the request of the Company, submit to such medical examinations, supply such information and execute such applications, instruments and other documents as reasonably may be required by the insurance company or companies to whom the Company has applied for such insurance.

     If requested by the Company, the Executive shall submit to at least one medical examination during each Fiscal Year at such reasonable time and place and by a physician or physicians determined and selected by the Company. All the costs and expenses of said medical examination, including transportation of the Executive to the place of examination and return, shall be paid by the Company.

     The Executive shall be entitled to a copy of all reports and other information provided to the Company in connection with any examination referred to in this Section 9. Any failure to pass any such medical examination or to meet any health criteria or medical standard shall not of itself be cause for termination of the Employment Period by the Company.

     Section 10.Certain Company Protection Provisions. The below provisions apply for the protection of the Company.


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     (a) Noncompetition. During the Restricted Period (as hereinafter defined), the Executive shall not directly or indirectly compete with the Company by owning, managing, controlling or participating in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated with, any Competitive Business in any location in which the Company is doing business as of the Employment Termination Date. As used herein, the term "Restricted Period" means the Employment Period and a period of [three] years thereafter. As used herein, a "Competitive Business" is any other corporation, partnership, proprietorship, firm, association or other business entity which is engaged in any business from which the Company derives five percent or more of its consolidated revenues during the 12 months preceding the Employment Termination Date or in which the Company has invested five percent or more of its total assets as of the time in question, provided, however, that ownership of not more than five percent of the stock of any publicly traded company shall not be deemed a violation of this provision.

     (b) Non-Interference. During the Restricted Period, the Executive shall not induce or solicit any employee of the Company or any person doing business with the Company to terminate his or her employment or business relationship with the Company or otherwise interfere with any such relationship.

     (c) Confidentiality. The Executive agrees and acknowledges that, by reason of the nature of his duties as an officer and employee, he will have or may have access to and become informed of confidential and secret information which is a competitive asset of the Company ("Confidential Information"), including without limitation any lists of customers or subscribers, financial statistics, research data or any other statistics and plans contained in profit plans, capital plans, critical issue plans, strategic plans or marketing or operation plans or other trade secrets of the Company and any of the foregoing which belong to any person or company but to which the Executive has had access by reason of his employment relationship with the Company. The Executive agrees faithfully to keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of his employment duties) any such Confidential Information. The Executive acknowledges that all manuals, instruction books, price lists, information and records and other information and aids relating to the Company's business, and any and all other documents containing Confidential Information furnished to the Executive by the Company or otherwise acquired or developed by the Executive, shall at all times be the property of the Company. Upon termination of the Employment Period, the Executive shall return to the Company any such property or documents which are in his possession, custody or control, but his obligation of confidentiality shall survive such termination of the Employment Period until and unless any such Confidential Information shall have become, through no fault of the Executive, generally known to the trade. The obligations of the Executive under this subSection are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive may have to the Company under general legal or equitable principles.

     (d) Remedies. It is expressly agreed by the Executive and the Company that these provisions are reasonable for purposes of preserving for the Company its business, goodwill and proprietary information. It is also agreed that if any provision is found by a court having jurisdiction to be unreasonable because of scope, area or time, then that provision shall be amended to correspond in scope, area and time to that considered reasonable by a court and as amended shall be enforced and the remaining provisions shall remain effective. In the event of any breach of these provisions by the Executive, the parties recognize and acknowledge that a remedy at law will be inadequate and the Company may suffer irreparable injury. The Executive acknowledges that the services to be rendered by him are of a character giving them peculiar value, the loss of which cannot be adequately compensated for in damages; accordingly, the Executive consents to injunctive and other appropriate equitable relief upon the institution of proceedings therefor by the Company in order to protect the Company's rights. Such relief shall be in addition to any other relief to which the Company may be entitled at law or in equity.

     Section 11.Termination of Employment.

     (a) Notice of Termination; Employment Termination Date.


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         (1) Any termination of the Executive's employment by the Company or the
     Executive shall be communicated by written Notice of Termination to the other party thereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. Furthermore, either the Executive or the Company may give a Notice of Termination to the other party for the purpose of terminating this Agreement, as such, without terminating the Executive's employment with the Company, which Notice of Termination shall have the effect of terminating this Agreement on the Scheduled Employment Termination Date as in effect on the date of giving such Notice of Termination.

         (2) "Employment Termination Date" shall mean the date on which the Employment Period and the Executive's right and obligation to perform employment services for the Company shall terminate effective upon the first to occur of the following, it being understood that in no event may the Employment Period be terminated other than as the result of one of the following events:

     (A) If the Executive's employment is terminated for Disability, the date which is thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period);

     (B) If the Executive's employment is terminated by the Executive for Good Reason or otherwise by voluntary action of the Executive (see Section 11(e)), the date specified in the Notice of Termination, which date (except with the written consent of the Company to the contrary) shall not be more than sixty (60) days after the date that the Notice of Termination is given;

     (C) The death of the Executive;

     (D) The Scheduled Employment Termination Date;

     (E) If the Executive's employment is terminated by the Company for Cause (see Section 11(b)(1)), the date on which a Notice of Termination is given; provided that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Employment Termination Date shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); and

     (F) If the Executive's employment is terminated by the Company other than for Cause, Disability or death of the Executive, the date specified in the Notice of Termination which date (except with the written consent of the Executive to the contrary) shall not be more than 60 days after the date that the Notice of Termination is given.

     (b) Termination for Cause.

         (1) The Company may terminate the Executive's employment and the Employment Period for Cause. For the purposes of this Agreement, the Company shall have "Cause" to terminate employment hereunder only (A) if termination shall have been the result of an act or acts of misconduct materially injurious to the Company, monetarily or otherwise, or (B) upon the willful and continued failure by the Executive substantially to perform his duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness) after a demand in writing for substantial performance is delivered by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, and such failure results in demonstrably material injury to the Company. The Executive's employment shall in no event be considered to have been terminated by the Company for Cause if such termination took place as the result of (i) bad judgment or negligence, or (ii) any act or omission without intent of gaining therefrom directly or indirectly a profit to which the Executive was not legally entitled, or (iii) any act or omission believed in good faith to have been in or not opposed to the interest of the Company, or
     (iv) any act or omission in respect of which a determination is made that the Executive met the applicable standard of



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     conduct prescribed for indemnification or reimbursement or payment of expenses under the Code of Regulations of the Company or the laws of the State of Ohio, in each case as in effect at the time of such act or omission. The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for the purpose (after not less than 30 days written notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board of Directors, such notice of meeting to indicate the specific termination provision of this Agreement relied upon and specify in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated), finding that in the good faith opinion of the Board of Directors the Executive was guilty of conduct set forth above in clauses (A) or (B) of the second sentence of this paragraph and specifying the particulars thereof in detail.

         (2) If the Executive's employment shall be terminated for Cause, the Company shall pay the Executive (A) within 10 days of such termination, his unpaid Base Compensation through the Employment Termination Date at the rate in effect at the time Notice of Termination is given plus (B) within 10 days after issuance of the Company's audited financial statements for the Fiscal Year in which the Employment Termination Date occurs, the Deferred Portion of any Incentive Bonus Compensation payable with respect to any previous Fiscal Year (without regard to the termination of Executive's employment), plus a pro-rata share of the Current Portion of any Incentive Bonus Compensation computed with respect to the Fiscal Year in which occurs the Employment Termination Date as if such termination had not occurred, plus (C) within 10 days following the issuance of the Company's audited financial statements for its Fiscal Year following the Fiscal Year in which the Employment Termination Date occurs, if the Deferred Portion of any Incentive Bonus Compensation would otherwise have been payable to Executive had his employment not been terminated, a pro-rata share of the Deferred Portion so payable.

     (c) Termination for Disability. The Company may terminate the Executive's employment because of the Disability of the Executive and thereafter shall pay to the Executive (or his successors) (1) his unpaid Base Compensation through the sixth full month following the Employment Termination Date at his then effective Base Compensation rate, plus (2) the Deferred Portion of any Incentive Bonus Compensation accrued and deferred with respect to any previous Fiscal Year, the full amount of which shall become immediately payable without regard to the deferral provisions of Section 5(b), plus (3) an amount equal to a pro-rata share of any Incentive Bonus Compensation calculated through the sixth full month following the Employment Termination Date as though all of such six month period were part of the Fiscal Year in which occurred the Employment Termination Date, (but otherwise as though such termination had not occurred) and assuming for purposes of calculating the amounts due, the largest amount of Incentive Bonus Compensation accrued for any of the two most recently completed Fiscal Years. No portion of such Incentive Bonus Compensation shall be deferred pursuant to the provisions of clause (i) of Section 5(b). In addition, the Executive shall be entitled to the amounts and benefits specified in Paragraphs (2) and (3) of Section 11(f) of this Agreement.

     (d) Termination Upon Executive's Death. In the event of the Executive's death, the Company shall pay to the Executive's estate (1) any unpaid amount of Base Compensation through the date of death at the then effective Base Compensation rate plus (2) the Deferred Portion of any Incentive Bonus Compensation accrued and deferred with respect to any previous Fiscal Year, the full amount of which shall become immediately payable without regard to the deferral provisions of Section 5(b), plus (3) an amount equal to the pro-rata share of any Incentive Bonus Compensation calculated with respect to the Fiscal Year in which the death occurs and assuming for purposes of calculating the amounts due, the largest amount of Incentive Bonus Compensation accrued for any of the two most recently completed Fiscal Years. No portion of such Incentive Bonus Compensation shall be deferred pursuant to the provisions of clause (i) of Section 5(b). All previously granted stock options, rights, warrants and awards shall fully vest on the death of the Executive, except that the provisions of the Company's Stock Incentive Plan and any other Benefit Plan shall control the benefits and awards covered thereby.

     (e) Termination of Employment by the Executive.

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         (1) The Executive may terminate his employment for Good Reason and receive the payments and benefits specified in Section 11(f) in the same manner as if the Company had terminated his employment. For purposes of this Agreement, "Good Reason" will exist if any one or more of the following occur:

         (A) Failure by the Company to honor any of its obligations under this Agreement, including, without limitation, its obligations under Section 3 (Employment Capacity and Duties), Section 4 (Executive Performance Covenants), Section 5 (Compensation), Section 6 (Reimbursement of Expenses), Section 7 (Employee Benefits, Vacations, Life Insurance),
     Section 8 (Stock Options), Section 12 (Indemnification) and Section 13 (Successors and Assigns); or

         (B) Any purported termination by the Company of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 11(a) above and, for purposes of this Agreement, no such purported termination shall be effective.

         (C) If there is a Change in Control of the Company (as defined below) and the employment of the Executive is concurrently or subsequently terminated (i) by the Company without Cause, (ii) by service of a Notice of Termination or (iii) by the resignation of the Employee because he has reasonably determined in good faith that his titles, authorities, responsibilities, salary, bonus opportunities or benefits have been materially diminished, or that a material adverse change in his working conditions has occurred or the Company has breached this Agreement. For the purpose of this Agreement, a Change in Control of the Company has occurred when: (x) any person (defined for the purposes of this Section 11 to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Company, or an employee benefit plan established by the Board of Directors of the Company, acquires, directly or indirectly, the beneficial ownership (determined under Rule 13 d-3 of the regulations promulgated by the Securities and Exchange Commission under Section 13(d) of the Exchange Act) of securities issued by the Company having 20% or more of the voting power of all of the voting securities issued by the Company in the election of directors at the next meeting of the holders of voting securities to be held for such purpose; or (y) a majority of the directors elected at any meeting of the holders of voting securities of the Company are persons who were not nominated for such election by the Board of Directors of the Company or a duly constituted committee of the Board of Directors of the Company having authority in such matters; or (z) the Company merges or consolidates with or transfers substantially all of its assets to another person.

         (2) The Executive shall have the right voluntarily to terminate his employment other than for Good Reason prior to the Scheduled Employment Termination Date, and if the Executive shall so terminate his employment, he shall be entitled only to payment of the amounts which would be payable under Section 11(b)(2) had he been terminated for Cause.

     (f) Compensation Upon Certain Termination.

         (1) If the Company shall terminate the Executive's employment other than pursuant to Section 11(b), (c) or (d), or if the Executive shall terminate his employment for Good Reason pursuant to Section 11(e)(1) (but not a termination voluntarily by the Executive other than for Good Reason under Section 11(e)(2)), then the Company shall pay to the Executive the following amounts:

         (A) (1) His unpaid Base Compensation through the Employment Termination Date at his then effective Base Compensation rate, plus (2) the Deferred Portion of any Incentive Bonus Compensation accrued and deferred with respect to any previous Fiscal Year, the full amount of which shall become immediately payable without regard to the deferral provisions of Section 5(b), plus (3) an amount equal to a pro-rata share of the amount of any Incentive Bonus Compensation payable to him with respect to the Fiscal Year in which occurs the Employment Termination Date (assuming for purposes of calculating Incentive Bonus Compensation, the largest amount thereof accrued for any of the two most recently completed Fiscal Years) and no part thereof shall be subject to the deferral provisions of clause (i) of
     Section 5(b).

         (B) In addition, the Company shall pay to the Executive promptly in a single lump sum in cash an amount equal to the product of (i) three, multiplied by (ii) 100% of the aggregate total amount which would have been payable to

     Executive under Section 5 for the entire Fiscal Year in which occurs the Employment Termination Date as if his employment had not been terminated (and without deduction or offset for any amounts actually paid for such Fiscal Year on account of Base Compensation or Incentive Bonus Compensation, under Section 5, this Section 11 or otherwise), and assuming for purposes of calculating (x) the Base Compensation, 100% of the amount thereof at the annual rate payable for such Fiscal Year pursuant to Section 5(a) and (y) the Incentive Bonus Compensation, the largest amount thereof accrued for any of the two most recently completed Fiscal Years. For purposes of the foregoing calculation, no part of the Incentive Bonus Compensation shall be subject to the deferral provisions of clause (i) of
     Section 5(b).

         (C) The Company shall also pay all legal fees and expenses incurred as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination, in seeking to obtain or enforce any right or benefit provided by this Agreement, or in interpreting this Agreement). The Company agrees, in the event the Executive desires to relocate within one year after the Date of Termination, to pay for (or reimburse) all reasonable moving expenses incurred relating to a change of principal residence in connection with such relocation and to indemnify the Executive in connection with any loss he may sustain in the sale of his primary residence.

         (D) The Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain (any amounts due under this Section 11(f) are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty).

         (2) Unless the Executive is terminated for Cause, the Company shall maintain in full force and effect, for the Executive's continued benefit through the Scheduled Employment Termination Date, all active and retired Benefit Plans and other benefit programs or arrangements in which he was entitled to participate immediately prior to the Scheduled Employment Terminate Date (except as specified in Section 7(a) of this Agreement), provided that continued participation is possible under the general terms and provisions of such plans and programs. In the event that participation in any such plan or program is barred, the Company shall arrange to provide him with benefits substantially similar to those which he is entitled to receive under such plans and programs.

         (3) Unless the Executive is terminated for Cause, the Company shall allow the Executive at Company expense, to continue to utilize the services of Ernst & Young, Steven D. Elsea & Co., and/or another accountant or attorney of his choice for assistance in enforcing this Agreement and preparation of his tax returns for the year following termination of employment.

     (g) Compensation Upon Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, he shall continue to receive his full Base Compensation at the rate then in effect and his full Incentive Bonus Compensation calculated according to the provisions of Section 5(b); all until this Agreement is terminated pursuant to Section 11(c) hereof. Thereafter, his benefits shall be determined in accordance with the Company's Benefit Plans.

     Section 12. Certain Tax Matters

     (a) Optional Right of Partial Disclaimer

         It is recognized that under certain circumstances:

         (1) Payments or benefits provided to the Executive under this Agreement and/or under the attached Stock Option Addendum or the Company's 1994 Stock Incentive Plan Agreements might give rise to an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, or any successor provision thereof.

         (2) It might be beneficial to the Executive to disclaim some portion of the payment or benefit in order to avoid such "excess parachute payment" and thereby avoid the imposition of an excise tax resulting therefrom.

         (3) Under such circumstances it would not be to the disadvantage of the Company to permit the Executive to disclaim any such payment or benefit in order to avoid the "excess parachute payment" and the excise tax resulting therefrom.

         Accordingly, the Executive may, at the Executive's option, exercisable at any time or from time to time, disclaim any entitlement to any portion of the payment or benefits arising under this Agreement and/or under the attached Stock Option Addendum or the Company's 1994 Incentive Stock Plan which would constitute "excess parachute payments," and it shall be the Executive's choice as to which payments or benefits shall be so surrendered, if and to the extent that the Executive exercises such option, so as to avoid "excess parachute payments."

     (b) Additional Payments

         (1) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined (as hereafter provided) that any payment or distribution to or for the Executive's benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement (including without limitation the attached Stock Option Addendum or the 1994 Stock Incentive Plan or other similar agreement), or similar right (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (or any successor provision thereto), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (2) Subject to the provisions of Section 12(b) (5), all determinations required to be made under this Section Section 12(b), including whether an Excise Tax is payable by the Executive, the amount of such Excise Tax, whether a Gross-Up Payment is required, and the amount of such Gross-Up Payment, shall be made by Steven Elsea C.P.A. or a nationally-recognized legal or accounting firm (the "Firm") selected by the Executive in the Executive's sole discretion. The Executive agrees to direct the Firm to submit its determination and detailed supporting calculations to both the Executive and the Company as promptly as practicable. If the Firm determines that any Excise Tax is payable by the Executive and that a Gross-Up Payment is required, the Company shall pay the Executive the required Gross-Up Payment within ten business days after receipt of such determination and calculations. If the Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion that the Executive has substantial authority not to report any Excise Tax on the Executive's federal income tax return. Any determination by the Firm as to the amount of the Gross-Up Payment shall be binding upon the Executive and the Company. As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code of 1986 (or any successor provision thereto) at the time of the initial determination by the Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 12(b)(5) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Executive may direct the Firm to determine the amount of the Underpayment (if any) that has occurred and to submit its determination and detailed supporting calculations to both the Executive and the Company as promptly as possible. Any such Underpayment shall be promptly paid by the Company to the Executive, or for the Executive's benefit, within ten business days after receipt of such determination and calculations.

         (3) The Executive and the Company shall each provide the Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Firm, and otherwise cooperate with the Firm in connection with the preparation and issuance of the determination contemplated by Section 12(b)(2) hereof.

         (4) The fees and expenses of the Firm for its services in connection with the determinations and calculations contemplated by Section 12(b)(2) hereof shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within ten business days after receipt from the Executive of a statement therefor and reasonable evidence of the Executive's payment thereof.

         (5) The Executive agrees to notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim. The Executive agrees to further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive agrees not to pay such claim prior to the earlier of (a) the expiration of the 30-calendar-day period following the date on which the Executive gives such notice to the Company and (b) the date that any payment with respect to such claim is due. If the Company notifies the Executive in writing at least five business days prior to the expiration of such period that it desires to contest such claim, the Executive agrees to:

         (a) provide the Company with any written records or documents in the Executive's possession relating to such claim reasonably requested by the Company;

         (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

         (c) cooperate with the Company in good faith in order effectively to contest such claim; and

         (d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 12(b)(5), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 12(b)(5) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at the Executive's own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the Executive's taxable year with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (6) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 12(b)(5) hereof, the Executive receives any refund with respect to such claim, the Executive agrees (subject to the Company's complying with the requirements of Section 12(b)(5) hereof) to promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the Executive's receipt of an amount advanced by the Company pursuant to Section 12(b)(5) hereof, a determination is made that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 12(b).

     Section 13. Indemnification. As an employee, officer and director of the Company, the Executive shall be indemnified against all liabilities, damages, fines, costs and expenses by the Company in accordance with the indemnification provisions of the Company's Code of Regulations as in effect on the date hereof, and otherwise to the fullest extent to which employees, officers and directors of a corporation organized under the laws of Ohio may be indemnified pursuant to Section 1701.13(E), Ohio Revised Code, as the same may be amended from time to time (or any subsequent statute of similar tenor and effect), subject to the terms and conditions of such statute.

     Section 14. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Columbus, Ohio in accordance with the rules of the American Arbitration Association then in effect; provided that all arbitration expenses shall be borne by the Company. Notwithstanding the pendency of any dispute or controversy concerning termination or the effects thereof, the Company will continue to pay the Executive his full compensation in effect immediately before any Notice of Termination giving rise to the dispute was given (including, but not limited to, Base Salary and incentive pay) and continue him as a participant in all compensation, benefit and insurance plans in which he was then participating, until the dispute is finally resolved. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid until the Employment Termination Date during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     Section 15. Successors and Assigns. Except as hereinafter expressly provided, the agreements, covenants, terms and provisions of this Agreement shall bind the respective heirs, executors, administrators, successors and assigns of the parties. Specifically, and not by way of limitation of the foregoing, the Executive shall be bound by the terms and conditions of this Agreement to any successor assignee of the Company's rights and obligations hereunder as a result of any merger, consolidation or sale or lease of all or substantially all of the Company's business and assets. If any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company fails, concurrently with the effectiveness of any such succession, to agree in writing in form and substance reasonably satisfactory to the Executive expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place, then the Executive shall have the right, effected by notice to such successor not later than 90 days after the effectiveness of such succession, to terminate the Employment Period under Section 11(e) as though such failure was an uncured breach by the Company of a material covenant or agreement of the Company contained in this Agreement.

     If the Executive should die while any amounts are payable to him hereunder, or if by reason of his death payments are to be made to him hereunder, then this Agreement shall inure to the benefit of and be enforceable by the Executive's executors, administrators, heirs, distributees, devisees and legatees and all amounts payable hereunder shall then be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to his estate.

     This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as hereinbefore provided in this Section 15. Without limiting the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this paragraph the Company shall have no liability to pay to the purported assignee or transferee any amount so attempted to be assigned or transferred.

     As used in this Agreement, the "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in the first paragraph of this Section 15 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     Section 16. Notices. Any notice or other communication required or desired to be given hereunder shall be in writing and shall be deemed sufficiently given when personally delivered or when mailed by first class certified mail, return receipt requested and postage prepaid, addressed to the parties at their respective addresses set forth under their respective signatures below or such other person or addresses as shall be given by notice of any party.

     Section 17. Waiver; Remedies Cumulative. No waiver of any right or option hereunder by any party shall operate as a waiver of any other right or option, or the same right or option as respects any subsequent occasion for its exercise, or of any legal remedy. No waiver by any party of any breach of this Agreement or of any agreement or covenant contained herein shall be held to constitute a waiver of any other breach or a continuation of the same breach. All remedies provided by this Agreement are in addition to all other remedies by it or the law provided.

     Section 18. Governing Law; Severability. This Agreement is made and is expected to be performed in Ohio, and the various terms, provisions, covenants and agreements, and the performance thereof, shall be construed, interpreted and enforced under and with reference to the laws of the State of Ohio. It is the intention of the Company and the Executive to comply fully with all laws and matters of public policy relating to employment agreements and restrictive covenants, and this Agreement shall be construed consistently with such laws and public policy to the extent possible. If and to the extent any one or more covenants, agreements, terms and provisions of this Agreement or any portion or portions thereof shall be held invalid or unenforceable by a court of competent jurisdiction, then such covenants, agreements, terms and provisions (or portions thereof) shall be deemed separable from the remaining covenants, agreements, terms and provisions of this Agreement and such holding shall in no way affect the validity or enforceability of any of the other covenants, agreements, terms and provisions hereof.

     Section 19. Miscellaneous. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may not be modified, changed or amended except in a writing signed by each of the parties hereto. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original hereof. The captions of the several Sections and subSections of this Agreement are not a part of the context hereof, are inserted only for convenience in locating such Sections and subSections and shall be ignored in construing this Agreement.

     Section 20. Agreement Void. This Agreement shall be void and of no force and effect if, and only if, the Company does not close on the IPO on or before December 31, 1994.


     [SIGNATURES FOLLOW ON NEXT PAGE]
     IN WITNESS WHEREOF, the Company and the Executive have executed multiple counterparts of this Agreement.

Company:                                             Executive:

AMERILINK CORPORATION
1900 East Dublin-Granville Road
Columbus, Ohio  43229


By:
Name:  Larry R. Linhart                         Name:    Larry R. Linhart
Title: Chairman of the Board                    Address: 65 South Merkle Road
       of Directors, President                           Columbus, Ohio  43209
       and Chief Executive Officer


and by:

Name:  Robert Powelson
Title: Secretary


     [STOCK OPTION ADDENDUM FOLLOWS ON NEXT PAGE]
     STOCK OPTION ADDENDUM
     to
     Executive Employment Agreement
     between
     AmeriLink Corporation
     and
     Larry R. Linhart ("Executive")


     Performance-Based Option

     As of ______________, 1994


     Subject to all of the terms and conditions contained herein, the undersigned AMERILINK CORPORATION, an Ohio corporation (the "Company"), hereby grants to LARRY R. LINHART (the "Executive") the following options to purchase shares (the "Executive Option Shares") of the Company's common stock, without par value ("Common Shares") as follows:

     Recitals:

     A. Pursuant to Stock Purchase and Close Corporation Agreement dated January 15, 1987, among AmeriLink Corp., an Ohio corporation (the "Operating Company") and its shareholders, E. Len Gibson ("Gibson"), Robert L. Powelson ("Powelson") and the Executive, Gibson and Powelson granted to the Executive (together with Gibson and Powelson, the "Shareholders") the option to purchase up to five percent (5%) of the common stock of the Operating Company, up to two and one-half percent (2-1/2%) each from Gibson and Powelson, upon the terms and conditions therein stated (such options being herein called the "1987 Options");

     B. Under a certain "Second Amendment to Stock Purchase and Close Corporation Agreement" dated November 30, 1991 among the Operating Company and the Shareholders, Gibson and Powelson granted to the Executive the option to purchase up to an additional eight and one-third percent (8-1/3%) of the common stock of the Operating Company, up to four and one-sixth percent (4-1/6%) each, from Gibson and Powelson, upon the terms and conditions therein stated (such options being herein called the "1991 Options"); and

     C. The Shareholders are parties to a certain Recapitalization Agreement and Plan of Merger, pursuant to which, among other things, the Shareholders will contribute all of their Common Stock in the Operating Company to AmeriLink Holdings Corporation, an Ohio corporation ("AHC") and receive in exchange, common shares of AHC in proportion to their respective equities in AHC, and AHC has, in turn, assumed the obligation of Gibson and Powelson to perform their obligations pursuant to the 1987 Options and the 1991 Options and has agreed to issue and sell to Executive, upon his exercise of such options, a proportionate equivalent number of common shares of AHC upon his exercise of such options and payment of the purchase price thereof in accordance with the terms and conditions thereof, and to cause the successors and assigns of AHC to be bound by and agree to perform such duties and obligations of Powelson and Gibson under the 1987 Options and 1991 Options; and

     D. Pursuant to the Recapitalization Agreement, AHC is about to or has merged with and into the Company and pursuant thereto, among other things, the Company has agreed to assume and perform the obligations of AHC with respect to the performance of the 1987 Options and the 1991 Options and the performance of the obligations of Gibson and Powelson thereunder; and

     E. The Company and Executive are entering into this Stock Option Addendum for the purpose of amending (but only in the respects hereinafter reflected) and restating the 1987 Options and the 1991 Options.

     Restated Option Agreement

     Performance-Based Option

     The Company and Executive hereby agree as follows:

     Subject to all of the terms and conditions contained herein, the Company hereby grants to Executive the following performance-based options to purchase Common Shares:

     1. 1987 Options. The Company hereby grants to Executive the right and option to purchase from the Company 135,000 Common Shares (the "1987 Option") upon the following terms and conditions:

         (a) Term of 1987 Option. The 1987 Option shall be effective throughout the Employment Period and must be exercised on or before the Employment Termination Date, subject, however to the provisions of Section 5 below.

         (b) Purchase Price. The purchase price for the 1987 Option shall be $4.00 per Common Share (the "1987 Exercise Price").

         (c) Options Non-transferable. Executive's option rights with respect to the 1987 Option are non-transferable and are personal to Executive and may be exercised only by Executive and by no one else.

     2. 1991 Options. In addition to the 1987 Option, the Company grants to Executive the right and option to purchase from the Company 225,000 Common Shares (the "1991 Option") upon the following terms and conditions:

         (a) Term of 1991 Option. The 1991 Option shall remain effective throughout the Employment Period and for a period of 180 days following the Employment Termination Date.

         (b) Purchase Price. The purchase price for the 1991 Option shall be $6.35 per Common Share.

         (c) Time of Exercise. Except as set forth herein, there are no conditions to the exercise or the exercisability by the Executive of 1991 Options.

     3. Securities Act. etc. In the absence of an effective Registration Statement under the Securities Act of 1933, as from time to time in effect (the "Act"), relating thereto, the Company shall not be required to register a transfer of shares delivered or deliverable upon exercise of the 1987 and the 1991 Option ("Delivered Shares") on its books unless the Company shall have been provided with an opinion of counsel satisfactory to it prior to such transfer that registration under the Act is not required in connection with the transaction resulting in such transfer. Each certificate evidencing Delivered Shares or issued upon any transfer of Delivered Shares shall bear an appropriate restrictive legend, except that such certificate shall not bear such a restrictive legend if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with the provisions of the Act. Nothing in this paragraph 3 shall modify or otherwise effect the provisions applicable to the Delivered Shares of, or the obligations of the Executive pursuant to, paragraph 4 hereof or the Shareholders Agreement referred to therein.

     4. Shareholders Agreement. By acceptance of the 1987 and 1991 Options, Executive agrees that all shares issued upon the exercise hereof shall become "Shares" for purposes of the Shareholders Agreement dated [as of the date hereof] among the Company and the Shareholders (as defined therein).

     5.  Termination, Exercise, etc.

         (a) The 1987 and 1991 Options shall expire and terminate, to the extent not previously exercised, as to all 1987 and 1991 Option Shares, whether or not they have become exercisable on the termination of the Executive's employment by the Company; provided, however that: (i) in the event the employment of the Executive by the Company shall be terminated by reason of the Executive's death, the [1987 and] 1991 Options shall, to the extent exercisable, at the date of the Executive's death, be exercisable by the Executive's estate or any trust established solely for the benefit of one or more of the Executive's heirs (such estate and each such trust being referred to herein, collectively, as the "Estate") during the period beginning on the date of the Executive's death and ending on the one hundred eightieth (180th) day thereafter; (ii) in the event the employment of the Executive by the Company shall be terminated other than by reason of the Executive's death, the [1987 and] 1991 Options shall, to the extent exercisable at the date of such termination, be exercisable by the Executive during the period beginning on the date of such termination and ending on the ninetieth (90th) day thereafter; and (iii) no termination of the [1987 and] 1991 Options shall modify or otherwise affect the provisions applicable to the Delivered Shares of, or the obligations of the Executive pursuant to, the Shareholders Agreement referred to in Section 4 hereof.

         (b) Subject to the preceding paragraph 5(a) and the other provisions of this Addendum, the [1987 and] 1991 Options may, to the extent exercisable but not previously exercised, be exercised at any time and from time to time, in whole or in part, by written notice delivered to the Company signed by the Executive or the Estate thereof. Such notice shall state the number of [1987 and] 1991 Option Shares in respect to which the [1987 and] 1991 Options are being exercised, shall contain the acknowledgement and agreement of the Executive or the Estate thereof that the Delivered Shares are subject to the Shareholders Agreement as Shares thereunder and shall also contain such representations and warranties of the Executive or the Estate thereof as the Company may then deem necessary or desirable in order to comply with federal or state securities laws or as may otherwise be reasonably requested by the Company; and shall be accompanied either (i) by payment in full (in cash, by personal check or by any other method acceptable to the Company) of the full Exercise Price in respect thereof or
     (ii) delivery to the Company of that number of Common Shares owned by the Executive and having a fair market value (determined reasonably and in good faith by the Board of Directors and, if reasonably possible, prior to such exercise) equal to the full Exercise Price in respect thereof. In addition, the Company shall have the right to require that the Executive or the Estate thereof, when exercising the 1987 and 1991 Options in whole or in part, remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements (or make other arrangements satisfactory to the Company with regard to such taxes prior to the delivery of any Delivered Shares pursuant to such exercise, including without limitation by withholding Delivered Shares otherwise deliverable upon such exercise, and, if requested by the Executive or such Estate, the Company shall so withhold at least a number of Delivered Shares requested to be so withheld by the Executive at the time of such exercise. As soon as practicable after such notice and payment shall have been received, the Company shall deliver a certificate or certificates representing the number of Delivered Shares with respect to which the Performance-Based Option was exercised, registered in the name of the person or persons exercising the Performance-Based Option.

         (c) All Delivered Shares that shall be purchased upon the exercise of the 1987 and 1991 Options as provided herein shall be fully paid and non-assessable.

     6. Certain Conditions. In the event the Company (i) pays a dividend or makes a distribution on its Common Stock in shares of Common Stock, (ii) subdivides its outstanding shares of Common Stock into a greater number of shares, (iii) combines its outstanding shares of Common Stock into a smaller number of shares, (iv) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock, (v) issues by reclassification of its Common Stock any shares of its capital stock, or
     (vi) consummates any merger, reorganization or consolidation pursuant to which any securities or other consideration is issued to the holders of outstanding shares of capital stock of the Company (each an "Adjustment Event"), then, upon the exercise of the 1987 and 1991 Options in whole or in part on or after the record date for determining the holders of record of outstanding shares to which such Adjustment Event shall apply, the Executive shall be entitled to receive such securities of the Company or other consideration as the Executive would have held immediately after the consummation of such Adjustment Event had the Delivered Shares issuable upon such exercise been held by the Executive on such record date.

     7. Hardship Withdrawal. Notwithstanding any other provision hereof, the Optionee shall not be entitled to exercise this option during the period of twelve months immediately following the date upon which the Optionee receives a "hardship withdrawal" from a retirement plan sponsored by the Company which then qualifies under Section 401(k) of the Internal Revenue Code of 1986, as amended, and during such twelve month period all rights of the Optionee to exercise this option shall be suspended.

     8. Miscellaneous. Except as specifically otherwise provided in Section 6 hereof as to exercise by the Executive's Estate, the 1987 and 1991 Options may not be assigned or transferred, in whole or in part, whether by operation of law, upon death or otherwise, by the Executive without the written consent of the Company which the Company may withhold in its sole and absolute discretion, with or without any reason. Neither the 1987 Option nor the 1991 Option are intended to constitute an "incentive stock option" as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended, and shall not be treated as incentive stock options. The 1987 and 1991 Options shall be governed by and construed in accordance with the laws of the State of Ohio.

                                            AMERILINK CORPORATION


                                            By
                                            Name:
                                            Title:

AMERILINK CORPORATION


     AMENDMENT NO. 1 TO
      EXECUTIVE EMPLOYMENT AGREEMENT


     This AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT (the"Amendment") is made in Columbus, Ohio effective as of ______________, 1997, by and between AMERILINK CORPORATION, an Ohio corporation (the "Company"), and LARRY R. LINHART, an individual residing in New Albany, Ohio (the "Executive"), who, for and in consideration of the mutual promises hereinafter made and other good and valuable consideration, each of them intending to be bound hereby, agree that that certain Executive Employment Agreement dated as of August 19, 1994 between the Company and the Executive, including the Stock Option Addendum of even date therewith (together, the "Agreement") shall be and hereby is modified and amended as hereinafter provided:

     SECTION 1. DEFINITIONS. As used herein, capitalized terms shall have the meanings set forth in the Agreement unless expressly otherwise defined herein.

     SECTION 2. COMPENSATION. Section 5(b) of the Agreement is hereby amended and restated in its entirety as follows:

         (b) Incentive Bonus Compensation. The Executive shall be paid "Incentive Bonus Compensation" for each Fiscal Year in an amount equal to 5% of the Qualifying Excess Income (as hereinafter defined), if any, for such Fiscal Year. The Incentive Bonus Compensation earned for any Fiscal Year shall be payable to the Executive by the Company within 10 days after the issuance of the Company's audited financial statements for the Fiscal Year involved. As used herein, the "Qualifying Excess Income" for any Fiscal Year shall mean the amount, if any, by which the Aggregate Operating Income for the Fiscal Year, up to a maximum Aggregate Operating Income amount of $3,706,500, exceeds $1,588,500 (with both numbers being adjusted annually by the COLA Adjustment as of the beginning of each Fiscal Year commencing with the Fiscal Year which begins in 1995). The "Aggregate Operating Income" for any Fiscal Year shall be equal to the Net Income of the Company for the Fiscal Year, calculated before taking into account (i) deductions for any item of compensation, fees or bonuses paid or payable by the Company or any of the Subsidiaries to any of the Shareholders, whether as officer, director, consultant, agent, contractor or otherwise, (ii) deductions for non-cash compensation expense associated with the exercise of stock options or the granting of other rights or interests in securities of the Company, so-called phantom stock interests and similar incentive compensation arrangements, by any or all executive officers of the Company (including, but not limited to, Mr. Linhart), (iii) deductions for interest expense and any taxes on income and (iv) any other items properly reportable on the audited financial statements of the Company below the "income from operations" line, such as interest income and expense and other types of investment income, loss or expense (provided, however, that gain or loss from the sale or other disposition of depreciable assets used by the Company in the ordinary course of its trade or business shall be taken into account).

     SECTION 3. TERMINATION OF EMPLOYMENT.

         (a) Section 11(b)(2) of the Agreement is hereby amended and restated in its entirety as follows:

                  (2) If the Executive's employment shall be terminated for Cause, the Company shall pay the Executive (A) within 10 days of such termination, his unpaid Base Compensation through the Employment Termination Date at the rate in effect at the time Notice of Termination is given plus (B) within 10 days of such termination, the amount of any unpaid Incentive Bonus Compensation earned with respect to any previous Fiscal Year (without regard to the termination of Executive's employment or of the time of delivery of the Company's annual audited financial statements), plus (C) within 10 days following the issuance of the Company's audited financial statements for its Fiscal Year in which the Employment Termination Date occurs, a pro-rata share of any Incentive Bonus Compensation with respect to the Fiscal Year in which the Employment Termination Date occurs, which would otherwise have been payable to Executive had his employment not been so terminated.

         (b) Section 11(c) of the Agreement is hereby amended and restated in its entirety as follows:

                  (c) Termination for Disability. The Company may terminate the Executive's employment because of the Disability of the Executive and thereafter shall pay to the Executive (or his successors) (1) his unpaid Base Compensation through the sixth full month following the Employment Termination Date at his then effective Base Compensation rate, plus (2) the amount of any Incentive Bonus Compensation with respect to any previous Fiscal Year, which shall become immediately payable without regard to the time of delivery of the company's annual audited financial statements, plus
     (3) an amount equal to a pro-rata share of any Incentive Bonus Compensation calculated through the sixth full month following the Employment Termination Date as though all of such six-month period were part of the Fiscal Year in which occurred the Employment Termination Date (but otherwise as though such termination had not occurred), and which shall be immediately payable assuming for purposes of calculating the amounts due, the largest amount of Incentive Bonus Compensation accrued for any of the two most recently completed Fiscal Years. In addition, the Executive shall be entitled to the amounts and benefits specified in Paragraphs (2) and (3) of Section 11(f) of this Agreement.

         (c) Section 11(d) shall be and hereby is amended and restated in its entirety as follows:

                  (d) Upon Executive's Death. In the event of the Executive's death, the Company shall pay to the Executive's estate (1) any unpaid amount of Base Compensation through the date of death at the then effective Base Compensation rate plus (2) the amount of any Incentive Bonus Compensation earned and unpaid with respect to any previous Fiscal Year, which shall become immediately payable without regard to the time of delivery of the Company's annual audited financial statements, plus (3) an amount equal to the pro-rata share of any Incentive Bonus Compensation calculated with respect to the Fiscal Year in which the death occurs, and which shall be immediately payable assuming for purposes of calculating the amounts due, the largest amount of Incentive Bonus Compensation accrued for any of the two most recently completed Fiscal Years (but otherwise as though such Termination had not occurred). All previously granted stock options, rights, warrants and awards shall fully vest on the death of the Executive, except that the provisions of the Company's Stock Incentive Plan and any other Benefit Plan shall control the benefits and awards covered thereby.

         (d) Clauses (A) and (B) of Paragraph (1) of Section 11(f) (Compensation Upon Certain Termination), shall be and hereby are amended and restated in their entirety as follows:

                  (A) (i) His unpaid Base Compensation through the Employment Termination Date at his then effective Base Compensation rate, plus (ii) the amount of any Incentive Bonus Compensation earned and unpaid with respect to any previous Fiscal Year, which shall become immediately payable without regard to the time of delivery of the Company's annual audited financial statements, plus (iii) an amount equal to a pro-rata share of the amount of any Incentive Bonus Compensation calculated with respect to the Fiscal Year in which occurs the Employment Termination Date, and which shall be immediately due and payable assuming for purposes of calculating the amounts due, the largest amount thereof accrued for any of the two most recently completed Fiscal Years.


(B) In addition, the Company shall pay to the Executive promptly in a single lump sum in cash an amount equal to the product of (i) three, multiplied by
     (ii) 100% of the aggregate total amount which would have been payable to Executive under Section 5 of this Agreement for the entire Fiscal Year in which occurs the Employment Termination Date as if his employment had not been terminated (and without deduction or offset for any amounts actually paid for such Fiscal Year on account of Base Compensation or Incentive Bonus Compensation, under Section 5, this Section 11 or otherwise), and assuming for purposes of calculating (x) the Base Compensation, 100% of the amount thereof at the annual rate payable for such Fiscal Year pursuant to
     Section 5(a) above and (y) the Incentive Bonus Compensation, the largest amount thereof accrued for any of the two most recently completed Fiscal Years.


AMERILINK CORPORATION

Amendment No. 2 To
Executive Employment Agreement


     This AMENDMENT NO. 2 TO EXECUTIVE EMPLOYMENT AGREEMENT (the "Amendment") is made in Columbus, Ohio effective as of August 4, 1998, by and between AMERILINK CORPORATION, an Ohio corporation (the "Company"), and LARRY R. LINHART, an individual residing in New Albany, Ohio (the "Executive"), who, for and in consideration of the mutual promises hereinafter made and other good and valuable consideration, each of them intending to be bound hereby, agree that that certain Executive Employment Agreement dated as of August 19, 1994 between the Company and the Executive, as amended by Amendment No. 1 to Executive Employment Agreement dated on or about April 29, 1997 (together, the "Agreement") shall be and hereby is modified and amended as hereinafter provided:

     Section 1. Definitions. As used herein, capitalized terms shall have the meanings set forth in the Agreement except as expressly otherwise defined herein. As used in the Agreement, the following terms shall have the following meanings, and any prior or different definition of any of the following terms shall be and hereby is amended and restated as set forth below:

"Common Shares" means the common shares, without par value, of the Company.

"Compensation Committee" means the Compensation Committee of the Board of Directors, as constituted from time to time.

"Extended Employment Period" means the period of time commencing on the first day of the Fiscal Year which began March 31, 1998 and ending on the Employment Termination Date.

"IBT" means, for each Fiscal Year, the dollar amount of the consolidated net income before income taxes of the Company and its subsidiaries determined in accordance with generally accepted accounting principles, consistently applied in accordance with past practice. The amount of IBT reflected on the Company's annual financial statements prepared in accordance with generally accepted accounting principles and audited by Ernst & Young, LLP or such other accounting firm of national reputation as may be selected as the Company's auditor from time to time, shall be conclusively binding on the Company and the Executive for purposes of this Agreement.

"Incentive Bonus Compensation" means the amounts payable to the Executive pursuant to paragraphs (b), (c), (d) and (e) of Section 5 of the Agreement.

"Restricted Stock" means awards of Common Shares granted as "restricted stock awards" pursuant to Section 10 of the Company's 1994 Stock Incentive Plan as the same shall be extended and amended from time to time with the approval of the Executive (which shall be deemed evidenced by his approval thereof by his vote in favor thereof as a Director of the Company or his signature thereof on behalf of the Company in his capacity as President of the Company), or pursuant to equivalent provisions of a subsequent stock incentive plan adopted hereafter by the Company with the approval of the Executive (evidenced as indicated above).

"Scheduled Employment Termination Date" means March 31, 2008.

"Target Adjustment Amount" means, for the first Fiscal Year of the Extended
     Employment Period, an amount of Target IBT equal to $30,000,000, and for each subsequent Fiscal Year of the Extended Employment Period, an amount of Target IBT equal to 110% of the Target Adjustment Amount applicable to the previous Fiscal Year.

"Target IBT" means, for each Fiscal Year, the forecasted amount of IBT to be earned by the Company pursuant to a budgetary forecast or financial plan which shall be prepared annually by the Executive in consultation with senior executives of the Company and approved by resolution of the Board of Directors annually prior to the beginning of such Fiscal Year (or such later date as shall be approved by the Board of Directors) in order to establish levels of Incentive Bonus Compensation with respect to such Fiscal Year in accordance with Section 5(b) of the Agreement.

"Target Range" means, for each Fiscal Year, a range of amounts of IBT having a lower limit equal to 95% of Target IBT and an upper limit equal to 105% of Target IBT, and including all amounts of IBT equal to and greater than such lower limit and equal to and less than such upper limit, each of such lower and upper limits of the Target Range to be in the dollar amounts specified by the Compensation Committee in connection with its approval of the forecasted amount of Target IBT for such Fiscal Year.

     Section 2. Compensation. Section 5 of the Agreement is hereby amended and supplemented by adding thereto the following paragraphs (c), (d) and (e), as follows:

(c) Alternate Incentive Bonus Compensation. For each Fiscal Year during the Extended Employment Period in which IBT equals or is less than $5,000,000, Incentive Bonus Compensation shall be determined exclusively in accordance with the provisions of Section 5(b), above. For each Fiscal Year during the Extended Employment Period in which IBT exceeds $5,000,000, notwithstanding the provisions of Section 5(b), above, Incentive Bonus Compensation shall be determined exclusively in accordance with the provisions of this Section 5(c) and Section 5(d) and (e), below. For each such Fiscal Year in which IBT exceeds $5,000,000, the Executive shall be paid "Incentive Bonus Compensation" in an amount equal to the percentages of IBT for such Fiscal Year determined as follows:

     (i) If IBT for such Fiscal Year exceeds $5,000,000 but does not equal or exceed the lower limit of the Target Range for such Fiscal Year, the Incentive Bonus Compensation for such Fiscal Year shall equal 2.5% of total IBT for such Fiscal Year.

     (ii) If IBT for such Fiscal Year equals or exceeds the lower limit of the Target Range for such Fiscal Year, the Incentive Bonus Compensation for such Fiscal Year shall equal 3.1% of the amount of total IBT for such Fiscal year up to but not exceeding the upper limit of the Target Range for such Fiscal Year, plus the sum of the amounts, if any, calculated pursuant to clause (iii), below.

     (iii) If IBT in such Fiscal Year exceeds the upper limit of the Target Range for such Fiscal Year, the Executive shall be entitled to additional Incentive Bonus Compensation equal to (A) 3.5% of the amount of such excess IBT up to, but not exceeding, $1,000,000 plus (B) 3.7% of the amount, if any, by which such excess IBT exceeds $1,000,000 but does not exceed $2,000,000, plus (C) 4% of the amount, if any, by which such excess IBT exceeds $2,000,000 but does not exceed $3,000,000 plus (D) 5% of the amount, if any, by which such excess IBT exceeds $3,000,000, but does not exceed $4,000,000 plus (E) 2% of the amount, if any, by which such excess IBT exceeds $4,000,000.

         (d) Adjustment.

For any Fiscal Year, in the event that Target IBT exceeds the Target Adjustment
     Amount, the amount of Incentive Bonus Compensation payable for such Fiscal Year shall be adjusted by multiplying the amount calculated as set forth in clauses (i), (ii) and (iii) of Section 5(c) above by a fraction, the numerator of which is the Target Adjustment Amount and the denominator of which is the Target IBT less one-half of the amount by which the Target IBT exceeds the Target Adjustment Amount.

(ii) In the event that the Company or any of its subsidiaries shall, whether by merger, consolidation, combination, purchase of assets or other form of acquisition, acquire during any Fiscal Year another business (an "Acquisition") the financial operations of which (A) were not taken into account in the determination of Target IBT for such Fiscal Year and (B) will, in accordance with generally accepted accounting principles, be reported for such Fiscal Year on a consolidated basis with the operations of the Company and its consolidated subsidiaries, whether as a "pooling" or a "purchase" (as such terms are defined according to generally accepted accounting principles), the Board of Directors may, in its discretion after consultation with the Executive, make such adjustment to the Incentive Bonus Compensation for such Fiscal Year, to the extent based on IBT directly attributable to such Acquisition, as the Board of Directors may determine to be equitable to the Executive and the Company in the circumstances.

(iii) The Board of Directors shall be exclusively responsible, and is hereby authorized, to make all determinations on behalf of the Company with respect to the calculation of Incentive Bonus Compensation. In the event that the Board of Directors and the Executive shall be unable to resolve any dispute relating to the calculation of Incentive Bonus Compensation for any Fiscal Year, the issue may be referred by either party to Ernst & Young, LLP, or such other accounting firm of national reputation as shall then be the Company's auditor, and the determination of the issue by such firm shall be final and binding on all parties.

(d) Payment of Incentive Bonus Compensation. The Executive's Incentive Bonus Compensation for each Fiscal Year during the Extended Employment Period shall be payable within 10 days after the issuance of the Company's audited financial statements for the related Fiscal Year. The Incentive Bonus Compensation shall be payable in a combination of cash, deferred compensation pursuant to a deferred compensation plan as provided below, and Restricted Stock. That portion of the Incentive Bonus Compensation for any such Fiscal Year (the "Cash Portion") which is the greater of (i) 75% of the Base Compensation of the Executive for such Fiscal Year, or (ii) such larger portion as the Board of Directors shall determine after consideration of the Company's compensation policies for other executive officers of the Company and such other criteria as it shall determine to be relevant, shall be paid to the Executive in cash or a combination of cash and deferred compensation allocated as provided in the deferred compensation plan to be adopted by the Company as provided below. The balance of the Incentive Bonus Compensation remaining after payment of the Cash Portion (the "Restricted Stock Portion") shall be paid by the issuance and delivery of that number of shares of Restricted Stock which equals the dollar amount of the Restricted Stock Portion divided by the average closing price per share of the Common Shares on the last 10 trading days of such Fiscal Year. The Company shall use diligent efforts to adopt a deferred compensation plan reasonably acceptable to the Executive pursuant to which receipt by the Executive of a part of the Cash Portion may be deferred and made payable pursuant to such deferred compensation plan. In connection with the payment of the Restricted Stock Portion for any Fiscal Year, the only restrictions which shall apply to such Restricted Stock grants shall be the requirement of continued employment hereunder during the three Fiscal Years immediately following such Fiscal Year, provided, however, that if the

     Scheduled Employment Termination Date is less than three years from the date of grant, the restrictions shall be limited to the time period which ends on the Scheduled Employment Termination Date.

     Section 3. Employee Benefits; Vacations.

     (a) Section 7(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a) Benefit Plans. The Executive shall be entitled to participate in a deferred compensation plan which the Company shall use reasonable efforts to adopt on terms and conditions reasonably acceptable to the Executive. The Company shall continue in effect any perquisite, benefit or compensation plan (in addition to the deferred compensation provided for above) including its profit-sharing plan and 401K plan, medical insurance plan, life insurance plan, health and accident plan and disability plan in which the Executive is currently participating, or shall maintain plans providing substantially similar or improved benefits (collectively referred to as the "Benefit Plans"); provided, however, that the Company may make modifications to the Benefit Plans so long as such modifications (i) are generally applicable either to all salaried employees of the Company, or, in connection with plans which apply only to executive officers and/or other so-called highly compensated employees of the Company, are generally applicable to such executive officers and/or highly compensated employees, and, in either case, (ii) do not discriminate adversely against the Executive or other highly-compensated employees of the Company.

(b) Vacations. The Executive shall be entitled in each Fiscal Year to a vacation of six weeks (30 working days) during the first five Fiscal Years of the Extended Employment Period, and eight weeks (40 working days) during the last five Fiscal Years of the Extended Employment Period, during all of which time his compensation shall be paid in full, in addition to such holidays and other non-working days as are consistent with the policies of the Company for its executives generally. The Executive's unused vacation days for any Fiscal Year shall not carry forward to any subsequent Fiscal Year. In addition, the Executive shall be entitled to take a three-month sabbatical leave of absence during any Fiscal Year of the last five Fiscal Years of the Extended Employment Period, in lieu of his vacation time for such Fiscal Year, during all of which time his compensation shall be paid in full.

     Section 4. Termination of Employment. Section 11(a)(1) is hereby amended and restated in its entirety as follows:

Notice of Termination; Employment Termination Date.

Any termination of the Executive's employment by the Company or the Executive shall be communicated by written Notice of Termination to the other party thereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. If the Executive's employment shall be terminated for any reason, or for no reason, other than termination for Cause pursuant to Section 11(b) or voluntary termination of employment by the Executive other than for Good Reason prior to the Scheduled Employment Termination Date pursuant to Section 11(e)(2), all Restricted Stock held by the Executive immediately, automatically and without any requirement of any further action on the part of the Company or the Executive, shall be deemed fully vested without any applicable restrictions, and shall be promptly issued to the Executive without legend (except as to customary restrictions relating to applicable securities laws); and all Incentive Bonus Compensation then remaining unpaid, including any part of the Restricted Stock Portion for which shares of Restricted Stock have not then been issued to the Executive, and all Incentive Bonus Compensation for the Fiscal Year in which the Employment Termination Date shall occur, shall be payable in cash without reference to any requirement otherwise applicable hereunder for payment partially in cash, partially in Restricted Stock and/or partially pursuant to any deferred compensation plan adopted by the Company.

     Section 5. Stock Options. As a material part of the consideration to the
                Executive for entering into this Amendment, the Company, through the Compensation Committee or otherwise, shall grant to the Executive options to purchase 200,000 Common Shares under and subject to the provisions of the Company's 1994 Stock Incentive Plan, as amended and supplemented as hereinafter set forth (the "Plan"), at the price per share equal to the value thereof on the date of the Company's 1998 Annual Meeting of Shareholders, which shall be deemed for purposes of the Agreement to be the closing price per share of the Common Shares on the NASDAQ National Market on the immediately preceding trading day; provided, however, that the maximum number of such options which may be qualified as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986 as amended ("ISO's") shall be granted as such ISO's at a price per share equal to 110% of the closing price of the Common Shares on the NASDAQ National Market on such day. The term of such options shall be for ten years (except that in the case of the ISO's, the term shall be limited to five years) and such options shall vest and become exercisable ratably over the four successive years following the date of grant. The Company agrees to adopt and propose for approval at its 1998 Annual Meeting of Shareholders, an amendment to the 1994 Stock Incentive Plan which shall increase by 600,000 the number of shares available for grant thereunder, and the Company shall use its reasonable best efforts to solicit approval of the Shareholders of the Company of such amendment at such meeting. Notwithstanding any of the provisions of this Agreement, this Amendment is and shall be conditioned upon (i) the grant by the Company of the options described above in this
     Section 5, (ii) the adoption of an amendment to the Plan conforming to the provisions of this Section 5 and (iii) the approving vote of the Shareholders of the Company at the 1998 Annual Meeting with respect to said amendment to the Plan.

     Section 6. Ratification and Confirmation of Agreement.

     The provisions of the Agreement, as herein above restated and amended, are and remain in full force and effect, and, as so amended and restated, the Agreement is hereby fully ratified and confirmed.

     IN WITNESS WHEREOF, the Company and the Executive have executed multiple counterparts of this Agreement.

COMPANY:                                                      EXECUTIVE:


AMERILINK CORPORATION                                /s/ Larry R. Linhart
1900 East Dublin-Granville Road                      -------------------------
Columbus, Ohio  43229                                Name:    Larry R. Linhart
                                                     Address: 4683 Yantis Road
                                                     New Albany, Ohio 43054

By:      /s/ Joseph L. Govern
   --------------------------------------------
Name:        Joseph L. Govern
Title:       Senior Vice President - Operations


and by:  /s/ Richard W. Rubenstein
    -------------------------------------------
Name:        Richard W. Rubenstein
Title:       Assistant Secretary



     SECTION 4. RATIFICATION AND CONFIRMATION OF AGREEMENT.

         The provisions of the Agreement, as herein above restated and amended, are and remain in full force and effect, and, as so amended and restated, the Agreement is hereby fully ratified and confirmed.

     IN WITNESS WHEREOF, the Company and the Executive have executed multiple counterparts of this Agreement.



COMPANY:                                                      EXECUTIVE:


AMERILINK CORPORATION

1900 East Dublin-Granville Road
Columbus, Ohio  43229


By:
   ---------------------------------         -----------------------------------
Name:    Larry R. Linhart                    Name:     Larry R. Linhart
Title:   Chairman of the Board               Address:  65 South Merkle Road
         of Directors, President                       Columbus, Ohio  43209
         and Chief Executive Officer

and by:
       -----------------------------
Name:    Robert Powelson
Title:   Secretary